                                                Filed Pursuant to Rule 424(b)(2)
                                                              File No. 333-50902

P R O S P E C T U S S U P P L E M E N T
(TO PROSPECTUS DATED DECEMBER 19, 2000)

                                     [LOGO]

                                  $600,000,000
                             Ingersoll-Rand Company

                              5.75% Notes due 2003
                                   ---------

    The notes will bear interest at the rate of 5.75% per year. We will pay interest on the notes twice a year on February 14 and August 14, beginning August 14, 2001. The notes will mature on February 14, 2003. We may redeem the notes in whole or in part at any time at the redemption price set forth on page S-7.

    Your right to payment under the notes will be equal to the rights of holders of our other unsecured and unsubordinated debt, whether current or future. We do not intend to list the notes on any securities exchange.
                                 --------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                                PER NOTE           TOTAL
                                                              ------------      ------------
Public Offering Price                                            99.892%        $599,352,000
Underwriting Discount                                             0.250%        $  1,500,000
Proceeds to Ingersoll-Rand Company (before expenses)             99.642%        $597,852,000

    Interest on the notes will accrue from February 14, 2001.

                                 --------------

    The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on February 14, 2001.

                                 --------------

                          Joint Book-Running Managers

JP Morgan                                                   Salomon Smith Barney
                                   ---------
Barclays Capital

            BNP PARIBAS

                         Deutsche Banc Alex. Brown

                                      HSBC

                                                  Scotia Capital

February 9, 2001

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT AND THAT THE INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Summary.....................................................     S-1
Use Of Proceeds.............................................     S-6
Capitalization..............................................     S-6
Ratio Of Earnings To Fixed Charges..........................     S-6
Description Of Notes........................................     S-6
Underwriting................................................    S-10
Legal Matters...............................................    S-11
Experts.....................................................    S-11

                              PROSPECTUS

Available Information.......................................       2
Incorporation Of Certain Documents By Reference.............       2
About Us....................................................       2
About The Trusts............................................       3
Ratio Of Earnings To Fixed Charges..........................       4
Use Of Proceeds.............................................       5
Description Of The Debt Securities..........................       5
Description Of Securities Warrants..........................      15
Description Of Trust Preferred Securities...................      15
Description Of Trust Preferred Guarantees...................      17
Description Of Capital Stock................................      19
Description Of Depositary Shares............................      27
Description Of Stock Purchase Contracts And Stock Purchase
  Units.....................................................      30
Plan Of Distribution........................................      30

                                    SUMMARY

    This summary highlights information about us and the offering. It does not contain all information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

                                  OUR BUSINESS

    We are a leading provider of security and safety, climate control, industrial productivity and infrastructure products. In each of these markets we offer a diverse product portfolio that includes well-recognized industrial and commercial brands.

    SECURITY AND SAFETY--We market architectural hardware and access-control products and services for residential, commercial and institutional buildings. Led by the familiar Schlage brand, products include locks and locksets, door closers, exit devices, steel doors and frames, power-operated doors, architectural columns and biometric and electronic access control technologies.

    CLIMATE CONTROL--We offer a range of temperature-control products for protecting food and other perishables. Products include: Thermo King transport temperature control units for truck trailers, small trucks, seagoing containers and air conditioning for buses; and Hussmann refrigerated display cases for supermarkets, delicatessens and other commercial and institutional refrigeration applications.

    INDUSTRIAL PRODUCTIVITY--We have a diverse group of businesses offering products and services to enhance industrial efficiency. These products and services include: Ingersoll-Rand air compressors and components for compressed-air systems, tools and material handling equipment, and fluid handling products; Club Car golf cars and utility vehicles; and Torrington bearings, components and motion-control technologies.

    INFRASTRUCTURE--We are a major supplier of products and services for all types of construction projects and industrial and commercial development, including Bobcat compact equipment and Ingersoll-Rand road pavers, compactors, portable-power products and drilling equipment.

    We have approximately 100 manufacturing locations, roughly half of which are outside North America. Approximately 34% of our revenues are derived from outside the United States and due to our diverse businesses, no end market represents more than 15% of our revenues.

    Over the past five years we have pursued an aggressive acquisition and divestiture program focused on: building and maintaining leadership in our four major global markets; enhancing revenue growth and profitability; and reducing the effect of economic cycles on our financial performance. In 2000, we sold businesses that had $1.2 billion in sales and acquired businesses with sales of $1.6 billion.

    Our principal executive offices are at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677 (telephone 201-573-0123).

                                  THE OFFERING

SECURITIES OFFERED.....................  $600 million aggregate principal amount of 5.75% notes due 2003.

MATURITY DATE..........................  February 14, 2003

INTEREST PAYMENT DATES.................  Interest will accrue from February 14, 2001 and will be payable semi-annually on February 14 and August 14 of
                                         each year, commencing August 14, 2001.

REDEMPTION.............................  We may redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

                                             - 100% of the principal amount of the notes to be
                                               redeemed, plus accrued interest to the redemption
                                               date, or

                                             - the sum of the present values of the remaining
                                               scheduled payments of principal and interest on
                                               the notes to be redeemed (not including any
                                               portion of payments of interest accrued as of the
                                               redemption date) discounted to the redemption date
                                               on a semi-annual basis at an adjusted treasury
                                               rate plus 20 basis points, plus accrued interest
                                               to the redemption date.

RANKING................................  The notes

                                             - are unsecured;

                                             - rank equally in right of payment with all of our
                                             existing unsecured and unsubordinated indebtedness;

                                             - are senior in right of payment of any subordinated
                                               indebtedness; and

                                             - are effectively junior in right of payment to
                                             future secured indebtedness, if any, and to all
                                               existing and future indebtedness of our
                                               subsidiaries.

COVENANTS..............................  We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our
                                         ability to:

                                             - incur indebtedness secured by liens,

                                             - enter into sale and leaseback transactions, and

                                             - engage in consolidations, mergers and sales of
                                               assets.

                                         For more details, see "Description of Debt
                                         Securities--Certain Covenants of the Debt Securities"
                                         beginning on page 7 of the accompanying prospectus.

USE OF PROCEEDS........................  We intend to use the net proceeds of approximately
                                         $597.3 million to repay certain debt obligations,
                                         including our 6.255% notes due 2001, and for general
                                         corporate purposes. See "Use of Proceeds" on page S-6.

NO PUBLIC MARKET.......................  There is no existing market for the notes. We cannot provide any assurance about:

                                             - the liquidity of any markets that may develop for
                                             the notes;

                                             - your ability to sell your notes; or

                                             - the prices at which you will be able to sell your
                                               notes.

                                         Future trading prices of the notes will depend on many
                                         factors, including:

                                             - prevailing interest rates;

                                             - our operating results;

                                             - ratings of the notes; and

                                             - the market for similar securities.

                                         The underwriters have advised us that they currently
                                         intend to make a market in the notes after completion of
                                         the offering. They do not, however, have any obligation
                                         to do so, and they may discontinue any market-making
                                         activities at any time without any notice. We do not
                                         intend to apply for listing of the notes on any
                                         securities exchange or for quotation of the notes in any
                                         automated dealer quotation system.

                              RECENT DEVELOPMENTS

    On January 24, 2001 we reported our full-year 2000 and fourth quarter results. Reported net earnings for the full year were $669.4 million. For the year, net earnings from continuing operations, excluding one-time gains and charges related to restructuring and productivity investments, were $611.3 million or a 8.6% increase over comparable 1999 results.

    Full-year 2000 net revenues from continuing operations were $8,798.2 million, a 12.2% increase compared to $7,842.6 million for 1999. Excluding the revenues of Hussmann, which was acquired June 14, 2000, annual net revenues increased by 3%.

    Net earnings from continuing operations of $611.3 million, exclude an after-tax gain totaling $155.0 million resulting from the sales of Ingersoll-Dresser Pump Company, which we call IDP, and the compression services business of Dresser-Rand Company, which we call D-R. Also excluded are IDP's results prior to its sale (a net loss of $1.6 million), and one-time charges for restructuring and productivity investments. Results from continuing operations include the remaining portion of D-R, which is classified as results from assets held for sale (net of tax) in continuing operations.

    Free cash flow before restructuring for full-year 2000 was $478 million. Free cash flow is calculated after deducting capital expenditures and dividends. Cash flow in accordance with generally accepted accounting principles was $774.1 million from operating activities, $1,537.2 million used in investing activities and $647.0 million provided by financing activities.

    During the third quarter of 2000, we initiated a program to reduce costs and accelerate productivity initiatives throughout the company. The total pretax cost of this program will be approximately $325 million and will include plant rationalizations, organizational realignments consistent with the company's new market-based structure and the consolidation of "back-office" business processes. These charges include accrued restructuring charges and period productivity investments costs which are expensed as incurred. We will record additional charges for this program in 2001. These investments, which will reduce company-wide headcount by approximately 8%, are expected to be substantially completed by year-end 2001.

    Net revenues from continuing operations in the fourth quarter were $2,245.3 million, an increase of 16%, compared to $1,930.7 million in the 1999 fourth quarter. Excluding Hussmann and the unfavorable effects of currency translation, revenues increased by 2% in the fourth quarter of 2000, compared to the same period of 1999. Reported net earnings for the quarter were $106.1 million. Excluding one-time charges related to restructuring and productivity investments, fourth-quarter net earnings from continuing operations were $162.3 million, an improvement of 8%.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data as of and for each of the years in the three-year period ended December 31, 2000 is derived from our audited consolidated financial statements. You should read the following information in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998       1999       2000
                                                              --------   --------   ---------
                                                                       (IN MILLIONS)
INCOME STATEMENT DATA:
Net sales...................................................  $7,540.2   $7,842.6   $ 8,798.2
Cost of goods sold..........................................   5,543.3    5,690.9     6,461.0
Selling and administrative expenses.........................   1,027.8    1,052.4     1,146.7
Restructuring charges.......................................        --         --        76.2
Operating income............................................     969.1    1,099.3     1,114.3
Interest expense............................................    (224.1)    (203.1)     (253.7)
Other income (expense), net.................................     (15.3)     (22.3)      (15.3)
Minority interests..........................................     (23.5)     (29.1)      (39.3)
Results from assets held for sale, net of tax...............      26.1       18.2        23.3
Earnings before income taxes................................     732.3      863.0       829.3
Provision for income taxes..................................     250.7      299.9       283.1
Earnings from continuing operations.........................     481.6      563.1       546.2
Discontinued operations, net of tax.........................      27.5       28.0       123.2
Net earnings................................................  $  509.1   $  591.1   $   669.4

BALANCE SHEET DATA:
Total assets................................................  $7,926.4   $8,400.2   $10,528.5
Current liabilities.........................................   1,621.2    1,738.9     3,966.6
Long-term debt..............................................   2,166.0    2,113.3     1,540.1
Minority interest...........................................      33.6       95.7       110.5
Shareholders' equity........................................   2,730.1    3,083.0     3,495.2

    We implemented Emerging Issues Task Force Issue No. 00-10 "Accounting for Shipping and Handling Fees and Costs" in the fourth quarter of 2000. This required us to include the revenues billed for shipping and handling in net sales. The impact increased net sales and cost of goods sold by $180.6 million, $175.9 million and $155.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

                                USE OF PROCEEDS

    We expect the net proceeds from the offering of the notes to be approximately $597.3 million, after deducting discounts to the underwriter and estimated expenses of the offering that we will pay. We intend to use the net proceeds to repay certain debt obligations, including our 6.255% notes due 2001, and for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth information as of December 31, 2000 with respect to our capitalization and our adjusted capitalization after giving effect to the proposed issuance of $600 million of notes and the application of the net proceeds therefrom to reduce loans payable.

                                                                   DECEMBER 31, 2000
                                                              ---------------------------
                                                              HISTORICAL      AS ADJUSTED
                                                              ----------      -----------
                                                                     (IN MILLIONS)
Loans payable...............................................   $2,121.8         $1,524.5
Long-term debt..............................................    1,540.1          2,140.1
  Total debt................................................    3,661.9          3,664.6

Minority interest...........................................      110.5            110.5
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company............................................      402.5            402.5
Total shareholders' equity..................................    3,495.2          3,495.2
                                                               --------         --------
  Total capitalization......................................   $7,670.1         $7,672.8
                                                               ========         ========

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 2000. We do not presently have any preference stock outstanding. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges, excluding our proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), equity-linked securities charges, amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.

                                                                            YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                2000       1999       1998       1997       1996
                                                              --------   --------   --------   --------   --------
Ratio of earnings to fixed charges..........................    3.44       4.28       3.59       4.44       4.79

                              DESCRIPTION OF NOTES

    The following description of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus, to which description reference is hereby made. We will issue the notes as a separate series of senior debt securities under the indenture dated as of August 1, 1986, as supplemented, that we have entered into with The Bank of New York, as trustee, which is more fully described in the accompanying prospectus. The statements under this caption relating to the notes, and the indenture are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and the notes, forms of which are available from us.

GENERAL

    The notes will be limited to $600,000,000 in aggregate principal amount and will mature on February 14, 2003. The notes will bear interest from February 14, 2001, at the annual rate for such series set forth on the cover page of this prospectus supplement. We will pay interest semiannually on February 14 and August 14 of each year, commencing August 14, 2001, to the holders of record of the notes at the close of business on the preceding February 1 or August 1, whether or not such day is a business day. All payments of interest and principal will be payable by us in United States dollars. We will issue the notes only in book-entry form. The notes will be subject to redemption as described below.

    The notes will be senior unsecured obligations and will rank equally in right of payment to all our other unsecured and unsubordinated indebtedness, whether current or future. The notes will rank senior in right of payment to our subordinated indebtedness, if any, and will be effectively junior in right of payment to our future secured indebtedness, if any, and to all our existing and future indebtedness and other liabilities of subsidiaries. As of December 31, 2000, as adjusted to give effect to the issuance of the notes and the anticipated use of proceeds therefrom, we would have had an aggregate of $3,664.6 million of consolidated indebtedness. See "Capitalization" on page S-6.

REDEMPTION AT OUR OPTION

    We may at our option, redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

    - 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, or

    - as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 20 basis points, plus accrued interest to the redemption date.

    The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

    "Comparable Treasury Price" means, with respect to any redemption date:

    - the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

    - if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of the Reference Treasury Dealer Quotations so received.

    "Quotation Agent" means the Reference Treasury Dealer appointed by us.

    "Reference Treasury Dealer" means (i) each of Chase Securities Inc., Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury

Dealer"), in which case we shall substitute another Primary Treasury Dealer; and
(ii) any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

BOOK-ENTRY SYSTEM

    We will issue the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

    DTC has advised us and the underwriter as follows:

    - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
      Section 17A of the Securities Exchange Act of 1934, as amended.

    - DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

    - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

    - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.

    - Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

    - The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

    Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

    To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

    Principal and interest payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

    DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

    Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

    So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All applicable payments of principal and interest on the notes issued as global notes will be made by us in immediately available funds.

                                  UNDERWRITING

    Chase Securities Inc. and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below.

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                                   PRINCIPAL
                                                                   AMOUNT OF
                     UNDERWRITERS                                    NOTES
                     ------------                                 ------------
Chase Securities Inc...................................           $240,000,000
Salomon Smith Barney Inc...............................            240,000,000
Barclays Capital Inc...................................             24,000,000
BNP Paribas Securities Corp............................             24,000,000
Deutsche Banc Alex. Brown Inc..........................             24,000,000
HSBC Securities (USA) Inc..............................             24,000,000
Scotia Capital (USA) Inc...............................             24,000,000
                                                                  ------------
        Total..........................................           $600,000,000
                                                                  ============

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.15% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.10% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                             PAID BY INGERSOLL-RAND
                                                                    COMPANY
                                                             ----------------------
Per note..........................................                   0.250%

    In connection with the offering, Chase Securities Inc. and Salomon Smith Barney Inc. on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the open market after the distribution has been completed in order to cover Syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Chase Securities Inc. or Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that our total expenses for this offering will be $520,000.

    The underwriters have performed investment banking and commercial banking for us from time to time. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

    Certain legal matters in connection with the notes offered hereby will be passed upon for us by Patricia Nachtigal, Esq., Senior Vice President and General Counsel of the Company, and for the underwriter by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K dated February 9, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                     [LOGO]

                                 $1,438,600,000
                             INGERSOLL-RAND COMPANY
                                DEBT SECURITIES
                                PREFERENCE STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                       STOCK PURCHASE CONTRACTS OR UNITS
                            STOCK PURCHASE CONTRACTS
                                    WARRANTS
                               ------------------

                          INGERSOLL-RAND FINANCING II
                          INGERSOLL-RAND FINANCING III

                           TRUST PREFERRED SECURITIES
                                 GUARANTEED BY
                             INGERSOLL-RAND COMPANY
                               ------------------

    WE WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. WE CAN ONLY USE THIS PROSPECTUS TO OFFER AND SELL ANY SPECIFIC SECURITY BY ALSO INCLUDING A PROSPECTUS SUPPLEMENT FOR THAT SECURITY. YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENTS CAREFULLY BEFORE YOU INVEST.

    THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

December 19, 2000

WE HAVE NOT AUTHORIZED ANYONE TO TELL YOU ANYTHING ABOUT US OR THE SECURITIES COVERED BY THIS PROSPECTUS EXCEPT WHAT IS INCLUDED OR INCORPORATED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. DO NOT ASSUME THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. FINALLY, EVEN THOUGH YOU MAY HAVE THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, WE ARE NOT MAKING ANY OFFER OR ENCOURAGING YOUR INTEREST IN ANY SECURITIES IF IT IS NOT LEGAL AND PROPER FOR US TO DO SO.

                             AVAILABLE INFORMATION

    This prospectus is part of a registration statement on Form S-3 relating to the securities covered by this prospectus. The prospectus does not include all of the information in the registration statement. We refer you to the registration statement and its exhibits for further information about us and the securities.

    We are subject to the Securities Exchange Act of 1934, and file reports and other information with the SEC as required by the Exchange Act. You can inspect and copy our reports and filings by contacting the SEC at these offices:

      Public Reference Room         7 World Trade Center          Northwestern Atrium Center
      Judiciary Plaza               New York, NY 10048            500 West Madison Street
      450 Fifth Street, NW                                        Chicago, IL 60661
      Washington, DC 20549

    You can also get copies of these materials from the SEC's web site (http://www.sec.gov), or view them at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

    We have not included any separate financial statements for the trusts. They were omitted because the trusts are our wholly owned subsidiaries with no independent operations, we guarantee the fee obligations relating to the trust securities and the SEC has exempted these types of trusts from filing obligations for as long as we continue to file our information with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, our Quarterly Reports on Form 10-Q dated as of May 5, 2000, August 14, 2000 and November 14, 2000 and our Current Reports on Form 8-K dated as of June 13, 2000 and September 30, 2000, are incorporated by reference in this prospectus. All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering are deemed incorporated into and part of this prospectus once filed. Any statement in this prospectus, in any prospectus supplement, or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus or any prospectus supplement.

    If you ask us by phone or in writing, we will give you a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated). Please make your request to R.G. Heller, Secretary, P.O. Box 8738, Woodcliff Lake, New Jersey 07677, telephone 201-573-0123.

                                    ABOUT US

    We were organized in 1905 under the laws of the State of New Jersey as a consolidation of Ingersoll-Sergeant Drill Company and the Rand Drill Company, whose businesses were established in the early 1870s. Over the years, we have supplemented our original business, which consisted primarily of the manufacture and sale of rock drilling equipment, with additional products which have been developed internally or obtained through acquisitions.

    We are a diversified, multinational manufacturer of industrial and commercial equipment and components. Our product lines include air compressors, architectural hardware products, bearing and components, construction equipment, golf cars and utility vehicles, tools, and transport and stationary temperature control systems. We serve four global growth market sectors: security and safety; infrastructure; industrial productivity and climate control.

    Our principal executive offices are at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677 (telephone 201-573-0123).

                                ABOUT THE TRUSTS

    Each trust is a Delaware business trust which exists for the exclusive purpose of issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the trust in exchange for our debt securities.

    All of the trust common securities will be directly or indirectly owned by us. The trust common securities will rank equally, and payments will be made proportionately, with the trust preferred securities, except that, upon an event of default, the rights of the holders of the trust common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. We will acquire trust common securities in an aggregate liquidation amount equal to 3% of the total capital of each trust, and we will sell the trust preferred securities to the public.

    Each trust's business and affairs will be conducted by its trustees, including a property trustee, a Delaware trustee and three individual trustees (which we refer to as the "regular trustees") who are our employees or officers appointed by us. The holder of the trust common securities of a trust, or the holders of a majority in liquidation amount of the related trust preferred securities if an event of default has occurred and is continuing, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for such trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the regular trustees. One trustee of each trust will be a financial institution that is not affiliated with us, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, one trustee of each trust will have a principal place of business or reside in the State of Delaware. We will pay all fees and expenses related to the trusts and the offering of the trust securities.

    The office of the Delaware trustee for each trust is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The address for each trust is c/o Ingersoll-Rand Company, at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 1999 and for the nine month period ended September 30, 2000. We do not presently have any preference stock outstanding. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges, excluding our proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.

                                                       NINE MONTH
                                                      PERIOD ENDED
                                                      SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                      -------------   ----------------------------------------------------
                                                          2000          1999       1998       1997       1996       1995
                                                      -------------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges(a)...............      3.56          4.28       3.59       4.44       4.79       4.34

------------------------

(a) All amounts have been restated to reflect a reclassification of a portion of discontinued operations to continuing operations for Dresser-Rand Company

                                USE OF PROCEEDS

    We plan to add the proceeds we receive from sales of securities to our general funds and to use them for general corporate purposes. These could include capital expenditures, repayment or purchase of our already issued long-term debt, investment in subsidiaries, additions to working capital, repayment of short-term commercial paper notes or other short term debt, acquisitions and other business opportunities.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of debt securities sets forth certain general terms and provisions of debt securities. The particular terms of the debt securities offered will be described in the prospectus supplement relating to the securities.

    We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be:

    - senior unsecured obligations issued in one or more series under a senior indenture dated as of August 1, 1986, as supplemented, between us and The Bank of New York, as trustee, or

    - subordinated unsecured obligations issued in one or more series under a subordinated indenture to be entered into between us and a trustee.

    The following description only summarizes the terms of the indentures and the debt securities. For more information you should read the indentures.

GENERAL

    The indentures do not limit the amount of debt securities which we may issue and provide that debt securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which we may authorize from time to time.

    You should review the prospectus supplement for the following terms of the debt securities being offered:

    - the designation, aggregate principal amount and authorized denominations of the debt securities;

    - the purchase price of the debt securities;

    - the date or dates on which the debt securities will mature;

    - the rate or rates per annum, if any (which may be fixed or variable), at which the debt securities will bear interest or the method by which such rate or rates will be determined;

    - the dates on which the interest will be payable and the record dates for payment of interest, if any;

    - the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on the debt securities will be payable;

    - the terms of any mandatory or optional redemption (including any sinking fund) or any obligation of us to repurchase the debt securities;

    - whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global debt securities and, if so, the identity of the depositary, if any, for such note or notes;

    - whether the debt securities will be senior debt securities or subordinated debt securities;

    - the terms, if any, upon which such debt securities may be convertible into or exchangeable for other securities; and

    - any other additional provisions or specific terms which may be applicable to that series of debt securities.

    Unless otherwise indicated in the prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or multiples of $1,000. No service charge will be made for any registration of, transfer or exchange of the debt securities, but we may require a payment by the holder to cover any tax or other governmental charge.

    The debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any of these discounted debt securities will be described in the applicable prospectus supplement.

RANKING OF DEBT SECURITIES

    The senior debt securities will be unsecured unsubordinated obligations and will rank equally in right of payment with all of our unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness (as defined in the related prospectus supplement), including the senior debt securities. See
"--Subordination of Subordinated Debt Securities."

CONVERSION AND EXCHANGE

    The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preference stock or other debt securities will be set forth in the related prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

GLOBAL NOTES

    The debt securities of a series may be issued in whole or in part in the form of one or more global notes that will be deposited with or on behalf of a depositary located in the United States identified in the prospectus supplement relating to the applicable series.

    The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

    Unless otherwise specified in an applicable prospectus supplement, debt securities which are to be represented by a global note to be deposited with or on behalf of a depositary will be represented by a global note registered in the name of such depositary or its nominee. Upon the issuance of a global note in registered form, the depositary for the global note will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global note to the accounts of institutions that have accounts with the depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global notes. Ownership of beneficial interests in global notes by persons that hold the beneficial interests through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by the participant.

    So long as the depositary for a global note in registered form, or its nominee, is the registered owner of the global note, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the applicable indenture governing the debt securities. Except as described below, owners of beneficial interests in the global notes will not be entitled to have debt securities of the series represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in definitive form and will not be considered the owners or holders thereof under the applicable indenture.

    Payment of principal of, premium, if any, and any interest on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global note representing the debt securities. We will not, nor will the trustee, any paying agent or the security registrar for the debt securities have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

    A global note may not be transferred except as a whole by the depositary for the global note to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor. If a depositary for debt securities of a series is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the global note or notes representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more global notes and, in that event, we will issue debt securities in definitive form in exchange for the global note or notes representing the debt securities.

CERTAIN COVENANTS OF THE DEBT SECURITIES

    SENIOR DEBT SECURITIES. The senior debt securities will include the following covenants:

    LIMITATION ON LIENS. Unless otherwise indicated in the prospectus supplement relating to a series of senior debt securities, we will not, and will not permit any restricted subsidiary to, create, assume or guarantee any indebtedness for money borrowed, secured by any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind (hereinafter referred to as a "mortgage" or "mortgages") on any principal property of ours or a restricted subsidiary or on any shares or funded indebtedness of a restricted subsidiary (whether such principal property, shares or funded indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the senior debt securities (together, if we shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by us or such restricted subsidiary ranking equally with the senior debt securities) shall be secured equally and ratably with or prior to such indebtedness. The senior indenture excludes, however, from the foregoing any indebtedness secured by a mortgage (including any extension, renewal or replacement of any mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness):

    - on property, shares or funded indebtedness of any corporation existing at the time such corporation becomes a restricted subsidiary;

    - on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to or within 180 days after the later of such acquisition, completion of such construction or the commencement of commercial operation of such property;

    - on property, shares or funded indebtedness of a corporation existing at the time such corporation is merged into or consolidated with us or a restricted subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a restricted subsidiary;

    - on property of a restricted subsidiary to secure indebtedness of such restricted subsidiary to us or another restricted subsidiary;

    - on our property or property of a restricted subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgage; or

    - existing at the date of the senior indenture.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Unless otherwise indicated in the prospectus supplement relating to a series of senior debt securities, sale and leaseback transactions (which are defined in the senior indenture to exclude leases expiring within three years of making, leases between us and a restricted subsidiary or between restricted subsidiaries and any lease of part of a principal property, which has been sold, for use in connection with the winding up or termination of the business conducted on such principal property) by us or any restricted subsidiary of any principal property are prohibited, unless (a) we would be entitled to incur indebtedness secured by a mortgage on such principal property (see "Limitations on Liens" above) or (b) an amount equal to the fair value of the principal property so leased (as determined by our board of directors) is applied within 180 days to the retirement (otherwise than by payment at maturity or pursuant to mandatory sinking funds) of our senior debt securities or funded indebtedness of any restricted subsidiary on a parity with the senior debt securities or to purchase, improve or construct principal properties.

    EXEMPTED INDEBTEDNESS. Notwithstanding the limitations on mortgages and sale and leaseback transactions described above, we or any restricted subsidiary may, in addition to amounts permitted under such restrictions, create, assume or guarantee secured indebtedness or enter into sale and leaseback transactions which would otherwise be prohibited, provided that at the time of such event, and after giving effect thereto, the sum of such outstanding secured indebtedness plus the attributable debt in respect of such sale and leaseback transactions (other than sale and leaseback transactions entered into prior to the date of the senior indenture and sale and leaseback transactions whose proceeds have been applied in accordance with clause (b) under "Limitation on Sale and Leaseback Transactions") does not exceed 5% of our and our consolidated subsidiaries shareholders' equity. "Attributable debt" means, as of any particular time, the then present value of the total net amount of rent required to be paid under such leases during the remaining terms thereof (excluding any renewal term unless the renewal is at the option of the lessor), discounted at the actual interest factor included in such rent, or, if such interest factor is not readily determinable, then at the rate of 8 3/8% per annum.

    RESTRICTIONS UPON MERGER AND SALES OF ASSETS. Upon any consolidation or merger of us with or into any other corporation or any sale, conveyance or lease of all or substantially all of our property to any other corporation, the corporation (if other than us) formed by such consolidation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the senior debt securities. We will not consolidate or merge, or make any such sale, lease or other disposition, and we will not permit any other corporation to merge into us, unless immediately after giving effect thereto, we or such successor corporation, as the case may be, will not be in default under the senior indenture.

    If, upon any such consolidation, merger, sale, conveyance or lease, or upon any consolidation or merger of any restricted subsidiary, or upon the sale, conveyance or lease of all or substantially all the property of any restricted subsidiary to any other corporation, any principal property or any shares or funded indebtedness of any restricted subsidiary would become subject to any mortgage, we will secure the due and punctual payment of the principal of, premium, if any, and interest, if any, on the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us or such restricted subsidiary ranking equally with the senior debt securities) by a mortgage, the lien of which will rank prior to the lien of such mortgage of such other corporation on all assets owned by us or such restricted subsidiary.

    CERTAIN DEFINITIONS. The term "principal property" means any manufacturing plant or other manufacturing facility of ours or any restricted subsidiary, which plant or facility is located within the United States, except any such plant or facility which the board of directors by resolution declares is not of material importance to the total business conducted by us and our restricted subsidiaries. The term "funded indebtedness" means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee. The term "restricted subsidiary" means any subsidiary which owns a principal property excluding, however, any corporation the greater part of the operating assets of which are located or the principal business of which is carried on outside the United States. The term "subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of the corporation shall at the time be owned by us or by us and one or more subsidiaries or by one or more subsidiaries.

    SENIOR DEBT SECURITIES ISSUED TO A TRUST. In the case of senior debt securities issued to a trust, any such transaction must also be permitted under the related trust agreement and guarantee and must not give rise to any breach or violation of the related trust agreement and guarantee.

    Unless otherwise provided in the applicable prospectus supplement, if senior debt securities are issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust and:

    - there shall have occurred an event that would constitute an event of default,

    - we shall be in default with respect to its payment of any obligations under the related trust preferred guarantee or trust common guarantee, or

    - we shall have given notice of our election to defer payments of interest on such senior debt securities by extending the interest payment period as provided in the senior indenture and such period, or any extension thereof, shall be continuing, then (a) we shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock, and (b) we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities which rank equally with or junior to such senior debt securities; provided that the foregoing restriction does not apply to any stock dividends paid by us where the dividend stock is of the same class as that of the stock held by the holders receiving the dividend.

    If provided in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of any series of senior debt securities to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that the extension period may not extend beyond the stated maturity of such series of senior debt securities.

    In the senior indenture, we will agree to pay to each trust all debts and other obligations (other than with respect to the trust securities) and all costs and expenses of such trust (including costs and expenses relating to the organization of such trust, the fees and expenses of the related trustees and the costs and expenses relating to the operation of such trust) and the offering of the trust preferred securities, and to pay any and all taxes, duties, assessments or other similar governmental charges (other than United States withholding taxes), and all costs and expenses with respect to the foregoing, to which such trust might become subject.

    SUBORDINATED DEBT SECURITIES. The subordinated debt securities will include those covenants which may be set forth in the prospectus supplement to which such debt securities relate, including the following:

    RESTRICTIONS UPON MERGER AND SALES OF ASSETS. Upon any consolidation or merger of us with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of us to any other corporation, the corporation (if other than us) formed by such consolidation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the subordinated debt securities. We will not consolidate or merge, or make any such sale, lease or other disposition, and we will not permit any other corporation to merge into us, unless immediately after giving effect thereto, we or such successor corporation, as the case may be, will not be in default under the subordinated indenture.

    SUBORDINATED DEBT SECURITIES ISSUED TO A TRUST. In the case of subordinated debt securities issued to a trust, any such transaction must also be permitted under the related trust agreement and guarantee and must not give rise to any breach or violation of the related trust agreement and guarantee.

    Unless otherwise provided in the applicable prospectus supplement, if subordinated debt securities are issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust and:

    - there shall have occurred an event that would constitute an event of default,

    - we shall be in default with respect to its payment of any obligations under the related trust preferred guarantee or trust common guarantee, or

    - we shall have given notice of our election to defer payments of interest on such subordinated debt securities by extending the interest payment period as provided in the subordinated indenture and such period, or any extension thereof, shall be continuing, then (a) we shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock, and (b) we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities which rank equally with or junior to such subordinated debt securities; provided that the foregoing restriction does not apply to any stock dividends paid by us where the dividend stock is of the same class as that of the stock held by the holders receiving the dividend.

    If provided in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of any series of subordinated debt securities to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that the extension period may not extend beyond the stated maturity of such series of subordinated debt securities.

    In the subordinated indenture, we will agree to pay to each trust all debts and other obligations (other than with respect to the trust securities) and all costs and expenses of such trust (including costs and expenses relating to the organization of such trust, the fees and expenses of the related trustees and the costs and expenses relating to the operation of such trust) and the offering of the trust preferred securities, and to pay any and all taxes, duties, assessments or other similar governmental charges (other than United States withholding taxes), and all costs and expenses with respect to the foregoing, to which such trust might become subject.

EVENTS OF DEFAULT

    As to each series of debt securities, an event of default is defined in each indenture as being:

    - default in payment of any interest or any sinking fund payment on such series which continues for 30 days (subject to the deferral of any interest payment in the case of an extension period);

    - default in payment of any principal or premium, if any, on such series;

    - default after written notice in performance of any other covenant in such indenture (other than a covenant included solely for the benefit of debt securities of another series) which continues for 90 days;

    - certain events in bankruptcy, insolvency or reorganization; or

    - other events of default specified in or pursuant to a board resolution or in a supplemental indenture. Each indenture provides that the trustee may withhold notice to the holders of debt securities of such series of any default (except in payment of principal, interest, if any, or premium, if any, on such series or in payment of any sinking fund installment on such series) if the trustee considers it in the interest of such holders to do so.

    In case an event of default shall occur and be continuing with respect to the debt securities of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal of the debt securities of such series (or, if the debt securities of that series were issued as discounted debt securities, such portion of the principal as may be specified in the terms of that series) to be due and payable and, in the case of debt securities issued to a trust, should the trustee or the holders of such debt securities fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the related trust preferred securities shall have such right. Any event of default with respect to the debt securities of any series (except defaults in payment of principal or premium, if any, or interest, if any, on the debt securities of such series) may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding. In the case of debt securities issued to a trust, should the holders of such debt securities fail to annul a declaration or waive such default, the holders of a majority in aggregate liquidation amount of the series of related trust preferred securities affected shall have such right.

    Subject to the provisions of each indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under such indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in each indenture, the holders of a majority in principal amount of the debt securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. In case an event of default shall occur and be continuing as to a series of debt securities, the property trustee will have the right to declare the principal of and the interest on such debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such debt securities. We are required annually to deliver to the trustee an officers' certificate stating whether or not the signers have knowledge of any default in performance by us of the covenants described above.

    If an event of default with respect to a series of debt securities issued to a trust has occurred and is continuing and such event is attributable to the failure of us to pay interest, premium (if any) or principal on such debt securities on the date such interest, premium (if any) on principal is due and payable, a holder of related trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest or premium (if any) on such debt securities having a principal amount equal to the aggregate liquidation amount of the related trust preferred securities of such holder (a "direct action"). We may not amend the related indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding.

DEFEASANCE

    Both indentures provide that we, at our option, need not comply with certain restrictive covenants of such indenture as to any series of debt securities (in the case of senior debt securities as described above under "Certain Covenants of the Debt Securities--Limitation on Liens", "Limitation on Sale and Leaseback Transactions" and the second paragraph of "Restrictions Upon Merger and Sales of Assets"), upon the deposit with the trustee, in trust, of money, or U.S. government obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, and interest, if any, or premium, if any, on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities to their stated maturities or to and including a redemption date which has been irrevocably designated by us for redemption of such debt securities.

    To exercise any such option, we are required to meet certain conditions, including delivering to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

MODIFICATION OF THE INDENTURES

    Each indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of all series affected by such modification (voting as one class), to modify such indenture or the rights of the holders of the debt securities, except that no such modification shall, without the consent of the holder of each debt security so affected:

    - change the maturity of any debt security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof (including, in the case of a discounted debt security, the amount payable thereon in the event of acceleration) or any redemption premium thereon, or change the place or medium of payment of such debt security, or impair the right of any holder to institute suit for payment thereof, or

    - reduce the percentage of debt securities, the consent of the holders of which is required for any such modification or for certain waivers under such indenture,

provided that, in the case of debt securities issued to a trust, so long as any related trust preferred securities remain outstanding, (a) no such modification may be made that adversely affects the holders of such trust preferred securities in any material respect, and no termination of the related indenture may occur, and no waiver of any event of default or compliance with any covenant under the related indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all related trust preferred securities affected unless and until the principal of the debt securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied, and (b) where a consent under the related indenture would require the consent of each holder of debt securities and the debt securities were issued to a trust, no such consent shall be given by the property trustee without the prior consent of each holder of related trust preferred securities.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    The payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the subordinated indenture, and as may be further described in the applicable prospectus supplement, in right of payment to the prior payment in full in cash or cash equivalents of all senior indebtedness which may at any time and from time to time be outstanding.

    Unless otherwise provided in the applicable prospectus supplement with respect to an issue of subordinated debt securities, in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to our assets, or any liquidation, dissolution or other winding-up, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of our assets or liabilities, all senior indebtedness must be paid in full or such payment must be provided for before any payment or distribution (excluding the distribution of certain permitted equity or subordinated securities) is made on account of the principal, premium, if any, sinking fund, if any, or interest, if any, on any subordinated debt securities.

    In addition, the applicable prospectus supplement may provide that no payment on account of the subordinated debt securities offered thereby shall be made during the continuance of certain defaults with respect to our senior indebtedness or certain of our designated senior indebtedness.

    In the event that, notwithstanding the foregoing, any payment or distribution of our assets (excluding the distribution of certain permitted equity or subordinated securities) is received by the subordinated trustee or the holders of any of the subordinated debt securities, under the circumstances described above and before all senior indebtedness is paid in full, such payment or distribution will be paid over to the holders of such senior indebtedness or on their behalf for application to the payment of all such senior indebtedness remaining unpaid until all such senior indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the definitions of senior indebtedness and designated senior indebtedness applicable to that series, any payment blockage provisions and the approximate amount of such senior indebtedness outstanding as of a recent date.

CONCERNING THE TRUSTEE

    The Company may from time to time maintain lines of credit and have other customary banking relationships with each trustee and its affiliated banks.

DEBT SECURITIES ISSUED TO TRUSTS

    The debt securities may be issued in one or more series under the related indenture with terms corresponding to the terms of a series of related trust preferred securities. In that event, we will issue such series of debt securities to the relevant trust in exchange for the related trust preferred securities and trust common securities. We will then sell the trust preferred securities to the public. Each series of debt securities issued to a trust will be in the principal amount equal to the aggregate stated liquidation amount of the related trust preferred securities and the trust common securities of such trust and will rank equally with all other series of debt securities. Holders of the related trust preferred securities for a series of debt securities will have the rights, in connection with modifications to the related indenture or upon occurrence of events of default, as described above under "--Modification of the Indentures" and "--Events of Default," unless provided otherwise in the prospectus supplement for such related trust preferred securities.

    We will agree, as to each series of debt securities issued to a trust:

    - to maintain directly or indirectly 100% ownership of the trust common securities of the trust to which such debt securities have been issued, provided that certain successors which are permitted pursuant to the related indenture may succeed to our ownership of the trust common securities,

    - not to voluntarily terminate, wind up or liquidate any trust, except
      (a) in connection with a distribution of debt securities to the holders of the trust preferred securities in exchange therefor upon liquidation of such trust, or (b) in connection with certain mergers or consolidations permitted by the related trust agreement, and

    - to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such trust to remain classified as a grantor trust and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

                       DESCRIPTION OF SECURITIES WARRANTS

GENERAL

    We may issue warrants to purchase our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

    You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

    - the title of the warrants;

    - the aggregate number of the warrants;

    - the price or prices at which the warrants will be issued;

    - the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

    - our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

    - the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

    - the date on which the right to exercise the warrants will commence and the date on which that right will expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

    - if applicable, the date on and after which the warrants and the related securities will be separately transferable;

    - information with respect to book-entry procedures, if any;

    - if applicable, a discussion of certain United States federal income tax considerations; and

    - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

    Each trust may issue only one series of trust preferred securities having terms described in the applicable prospectus supplement. The trust agreement of each trust authorizes the regular trustees of each trust to issue on behalf of such trust one series of trust preferred securities. The trust agreement will be qualified as an indenture under the Trust Indenture Act.

    The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act.

Reference is made to any prospectus supplement relating to the trust preferred securities for specific terms including:

    - the distinctive designation of such trust preferred securities,

    - the number of trust preferred securities issued,

    - the annual distribution rate (or method of determining such rate) for trust preferred securities and the date or dates upon which such distributions shall be payable,

    - whether distributions on trust preferred securities shall be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method determining the date or dates from which distributions on trust preferred securities shall be cumulative,

    - the amount or amounts which shall be paid out of the assets of such trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of such trust,

    - the obligation, if any, of such trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities issued by such trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation,

    - the voting rights, if any, of trust preferred securities issued by such trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by both trusts, as a condition to specified action or amendments to the trust agreement of such trust,

    - whether the trust preferred securities will be issued in the form of one or more global securities, and

    - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such trust consistent with the trust agreement of such trust or with applicable law.

All trust preferred securities offered hereby will be guaranteed by us to the extent set forth below under "Description of Trust Preferred Guarantees."

    In connection with the issuance of trust preferred securities, each trust will issue one series of trust common securities. The trust agreement of each trust authorizes the regular trustees to issue on behalf of such trust one series of trust common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the trust common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by such trust and the trust common securities will rank equally, and payments will be made thereon proportionately, with the trust preferred securities except that, upon the occurrence and during the continuation of an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and to appoint, remove or replace any of the trustees. All of the trust common securities will be directly or indirectly owned by us.

                   DESCRIPTION OF TRUST PREFERRED GUARANTEES

    Set forth below is a summary of information concerning the trust preferred guarantees that will be executed and delivered by us for the benefit of the holders, from time to time, of trust preferred securities. Each trust preferred guarantee agreement under which trust preferred guarantees are issued will be qualified as an indenture under the Trust Indenture Act. The trustee under each trust preferred guarantee will be identified in the relevant prospectus supplement. The terms of each trust preferred guarantee will be those set forth in such trust preferred guarantee and those made part of such trust preferred guarantee by the Trust Indenture Act.

    Because the following is only a summary of the guarantees, it does not contain all the information that you may find useful. For more information, you should read the form of trust preferred guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each trust preferred guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

    Pursuant to each trust preferred guarantee, we will unconditionally agree, to the extent set forth herein, to pay in full to the holders of the trust preferred securities issued by each trust, the guarantee payments (as described below) (except to the extent paid by such trust), as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments (which we refer to as the "guarantee payments") with respect to trust preferred securities issued by each trust, to the extent not paid by such trust, will be subject to the trust preferred guarantee:

    - any accumulated and unpaid distributions that are required to be paid on such trust preferred securities, but if and only to the extent that in each case we have made a payment to the property trustee of interest, principal and premium, if any, on the debt securities held in such trust as trust assets,

    - the redemption price, including all accrued and unpaid distributions, but if and only to the extent that in each case we have made a payment to the related property trustee of interest and principal on the debt securities held in such trust as trust assets with respect to any trust preferred securities called for redemption by such trust, and

    - upon a voluntary or involuntary dissolution, winding-up or termination of such trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment to the extent such trust has funds available therefor or (b) the amount of assets of such trust remaining available for distribution to holders of such trust preferred securities in liquidation of such trust. Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

    Each trust preferred guarantee will be a guarantee with respect to the trust preferred securities issued by the applicable trust from the time of issuance of such trust preferred securities but will not apply to any payment of distributions except to the extent we have made a payment to the related property trustee of interest or principal on the debt securities held in such trust as trust assets. If we do not make interest payments on the debt securities purchased by a trust, such trust will not pay distributions on the trust preferred securities issued by such trust and will not have funds available therefor and such payment obligation will therefore not be guaranteed by us under the guarantee.

    Our obligations under the trust agreement for each trust, the guarantee issued with respect to trust preferred securities issued by that trust, the debt securities purchased by that trust and the related indenture in the aggregate will provide a full and unconditional guarantee on a junior subordinated basis by us of payments due on the trust preferred securities issued by that trust.

    We have also agreed to unconditionally guarantee the obligations of the trusts with respect to the trust common securities to the same extent as the trust preferred guarantees, except that, upon an event of default under the related indenture, holders of trust preferred securities under the trust preferred guarantees shall have priority over holders of trust common securities under the trust common guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF INGERSOLL-RAND

    In each trust preferred guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust preferred guarantee or the declaration of such trust, then:

    - we shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, and

    - we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us which rank equally or junior to such debt securities.

    However, each trust preferred guarantee will except from the foregoing any stock dividends paid by us, or any of our subsidiaries, where the dividend stock is of the same class as that on which the dividend is being paid.

MODIFICATION OF THE TRUST PREFERRED GUARANTEES; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities in any material respect (in which case no vote will be required), each trust preferred guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. The manner of obtaining any such approval of holders of such trust preferred securities will be set forth in an accompanying prospectus supplement.

EVENTS OF DEFAULT

    An event of default under the trust preferred guarantee will occur upon our failure to perform any of our payments or other obligations thereunder. The holders of a majority in liquidation amount of the trust preferred securities to which a trust preferred guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust preferred guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust preferred guarantee.

    If the guarantee trustee fails to enforce such trust preferred guarantee, any holder of trust preferred securities relating to such trust preferred guarantee may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under such trust preferred guarantee without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

TERMINATION OF TRUST PREFERRED GUARANTEES

    Each trust preferred guarantee will terminate as to the trust preferred securities issued by the applicable trust upon full payment of all distributions relating to the trust preferred securities or the redemption price of all trust preferred securities of such trust, upon distribution of the debt securities held by such trust to the holders of the trust preferred securities of such trust or upon full payment of the amounts payable in accordance with the declaration of such trust upon liquidation of such trust. Each trust preferred guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under such trust preferred securities or such trust preferred guarantee.

STATUS OF TRUST PREFERRED GUARANTEES

    Each trust preferred guarantee will constitute our unsecured obligation and will have the rank described in the prospectus supplement.

    The guarantee trustee shall enforce the trust preferred guarantee on behalf of the holders of the trust preferred securities issued by the applicable trust. The holders of not less than a majority in aggregate liquidation amount of the trust preferred securities issued by the applicable trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related trust preferred guarantee, including the giving of directions of the guarantee trustee. If the guarantee trustee fails to enforce such trust preferred guarantee, any holder of trust preferred securities issued by the applicable trust may institute a legal proceeding directly against us, as guarantor, to enforce its rights under such trust preferred guarantee, without first instituting a legal proceeding against the applicable trust or any other person or entity.

    Each trust preferred guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a trust preferred guarantee without instituting a legal proceeding against any other person or entity).

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock summarizes certain provisions of our restated certificate of incorporation, as amended, the rights agreement, between us and The Bank of New York, as rights agent and the New Jersey Business Corporation Act and is subject to and is qualified in its entirety by reference to such documents and provisions.

GENERAL

    Our authorized capital stock consists of 600,000,000 shares of common stock and 10,000,000 shares of preference stock, of which 161,659 shares of series A preference stock have been reserved for issuance. At June 30, 2000, no shares of the authorized preference stock were issued and outstanding and 161,658,867 shares of the authorized common stock were issued and outstanding. We also had outstanding, as of such date, 161,658,867 series A preference stock purchase rights.

COMMON STOCK

    DIVIDENDS. Subject to the rights of holders of preference stock, the board of directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the board of directors, declare and pay dividends on the common stock.

    LIQUIDATION, DISSOLUTION AND WINDING UP. In the event of any liquidation, dissolution or winding up of us, whether voluntary or involuntary, after payment in full has been made to the holders of preference stock of the amounts to which they are respectively entitled or sufficient sums have been set apart for the payment thereof, the holders of common stock shall be entitled to receive ratably any and all assets remaining to be paid or distributed, and the holders of preference stock shall not be entitled to share therein.

    VOTING. Except as otherwise expressly provided in the certificate of incorporation or as may be required by law, the holders of our common stock shall be entitled at all meetings of stockholders to

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
one vote for each share of such stock held by them respectively and shall vote together with the holders of preference stock as one class. At all elections of directors, each holder of common stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them, among the number to be voted for or any two or more of such directors.

    PREEMPTIVE RIGHTS. No holder of shares of our common stock shall have any preemptive or preferential rights to subscribe to or purchase any shares of any class or series of stock, now or hereafter authorized, or any series convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series, now or hereafter authorized.

    All the outstanding shares of common stock are fully paid and non-assessable.

    The registrar and transfer agent for the common stock is The Bank of New
York.

PREFERENCE STOCK

    The certificate of incorporation provides for preference stock which may be issued, from time to time, in one or more series with certain rights and limitations as may be fixed by our board of directors. We have no present plan to issue any preference stock other than in accordance with our rights plan. However, our board of directors, without stockholder approval, may issue preference stock that could adversely affect the voting power of holders of the common stock. Issuance of preference stock could be utilized, under certain circumstances, in an attempt to prevent a takeover of us.

    The following description sets forth certain general terms and provisions of the preference stock to which a prospectus supplement may relate. Certain terms of a series of the preference stock offered by a prospectus supplement will be described in such prospectus supplement. If so indicated in the prospectus supplement and if permitted by the certificate of incorporation and by law, the terms of any such series may differ from the terms set forth below. The following description of the preference stock summarizes certain provisions of the certificate of incorporation and is subject to and qualified in its entirety by reference to the certificate of incorporation and the certificate of amendment thereto which will be filed with the SEC promptly after any offering of such series of preference stock. The following description, together with any description of the terms of a series of preference stock set forth in the related prospectus supplement, summarizes all of the material terms of such series of preference stock.

    GENERAL. Our board of directors may cause preference stock to be issued from time to time in one or more series and is expressly authorized to fix:

    - the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the board of directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the board of directors;

    - the rate of dividends payable on shares of such series and the date or dates from which dividends shall accumulate;

    - the terms, if any, on which shares of such series may be redeemed, including, without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

    - the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

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
    - the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of us, whether voluntary or involuntary;

    - the terms, if any, upon which the holders of shares of such series may convert shares thereof into stock of any other class or classes or of any one or more series of the same class or of another class or classes; and

    - such other rights, preferences and limitations as may be permitted to be fixed by our board of directors under the laws of the State of New Jersey as in effect at the time of the creation of such series.

    All shares of preference stock, irrespective of series, shall be of equal rank, and shall be identical in all respects except to the terms fixed by the board of directors as permitted in the certificate of incorporation. Our board of directors is authorized to change the designation, rights, preferences and limitations of any series of preference stock theretofore established, no shares of which have been issued. Our board of directors is authorized to amend the certificate of incorporation to set forth the designation, number of shares, rights, preferences and limitations of any series of preference stock fixed by the board of directors, or to reflect any change therein made by the board of directors, as permitted in the certificate of incorporation.

    DIVIDENDS. The holders of preference stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the payment of dividends, cumulative dividends in cash at the annual rate for each particular series theretofore fixed by the board of directors, payable in respect of each series on the date or dates which shall be fixed by the board of directors with respect to each particular series.

    If at any time there are two or more series of preference stock outstanding, any dividend paid upon shares of preference stock in an amount less than all dividends accrued and unpaid on all outstanding shares of preference stock shall be paid ratably among all series of preference stock in proportion to the full amount of dividends accrued and unpaid on each such series.

    So long as any preference stock is outstanding, no dividend shall be paid or declared, nor any distribution made, on the common stock or any of our other stock ranking junior to the preference stock in the payment of dividends (other than a dividend payable in stock of junior rank), nor shall any shares of common stock or any other stock of junior rank be acquired for consideration by us or by any subsidiary except in exchange for shares of stock of junior rank unless:

    - full dividends on the preference stock for all past dividend periods shall have been paid or shall have been declared and a sufficient sum set apart for the payment thereof, and

    - all of our obligations, if any, with respect to the redemption or purchase of shares of preference stock in accordance with the requirements of any sinking fund have been met.

    Subject to the foregoing provisions, such dividends (payable in cash, stock or otherwise) as may be determined from time to time by the board of directors may be declared and paid on the common stock or any other stock of junior rank out of our remaining funds legally available for the payment of dividends; and the preference stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

    REDEMPTION. If so provided by the board of directors, we may, at the option of the board of directors, or in accordance with the requirements of any sinking fund for the preference stock or any series thereof, redeem the whole or any part of the preference stock at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be fixed by the board of directors pursuant to the certificate of incorporation, together in each case with an amount equal to all unpaid dividends accrued thereon to the date fixed for such redemption, and otherwise upon the terms and conditions fixed by the board of directors for any such redemption; provided, however, that no optional redemption of less than all of the preference stock shall take place unless:

    - full dividends on the preference stock for all past dividend periods shall have been paid or declared and a sufficient sum set apart for the payment thereof, and

    - all of our obligations, if any, with respect to the redemption or purchase of shares of preference stock in accordance with the requirements of any sinking fund have been met.

    If at any time there are two or more series of preference stock outstanding, any amount expended in purchasing or redeeming shares of preference stock pursuant to the provisions of sinking funds therefor which is less than the amount then required to be so expended under all such funds shall be expended ratably among all series of preference stock in proportion to the full amount of expenditures of such funds then required in respect of each such series.

    LIQUIDATION, DISSOLUTION AND WINDING UP. In the event of any liquidation, dissolution or winding up of us, whether voluntary or involuntary, the holders of each series of preference stock then outstanding shall be entitled to receive out of our assets, before any distribution or payment shall be made to the holders of the common stock or any of our other stock ranking junior to the preference stock with respect to the distribution of assets, the amount determined by the board of directors in creating such series, plus in each case an amount equal to all unpaid dividends accrued thereon to the date fixed for such payment to the holders of the preference stock. If upon any such liquidation, dissolution or winding up, two or more series of preference stock are outstanding, any distribution to holders of preference stock in an aggregate amount less than the total payable with respect to all outstanding preference stock shall be made ratably among all series of preference stock in proportion to the full amount payable upon such liquidation, dissolution or winding up in respect of each such series.

    VOTING. The holders of preference stock shall have the voting rights set forth below:

    - Except as otherwise expressly provided in the certificate of incorporation or as may be required by law, the holders of preference stock shall be entitled at all meetings of stockholders to three votes for each five shares of such stock held by them respectively (a holder of less than five shares being entitled to no vote) and the holders of all series of preference stock shall vote together with the holders of common stock as one class. At all elections of directors, each holder of preference stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them among the number to be voted for or any two or more of them as such holder may see fit.

    - If and whenever dividends on the preference stock shall be in arrears in an amount equivalent to six quarterly dividends or mandatory sinking fund payments shall be in arrears in an amount equal to the aggregate of all such payments required during one year, then, at any ensuing annual meeting of stockholders at which at least a majority of the outstanding shares of preference stock are represented, the holders of preference stock of all series thereof then outstanding, voting separately as a class, shall be entitled to elect two directors. Such right of the holders of preference stock shall continue to be exercisable until all dividends in arrears on preference stock shall have been paid in full or declared and a sum sufficient for the payment thereof set apart and all mandatory sinking fund payments in arrears shall have been paid in full, whereupon such right shall cease. During any time that the holders of preference stock are entitled to elect two such directors, they shall also be entitled to participate with the common stock in the election of any other directors.

    - Notwithstanding any other provision of the certificate of incorporation:

    - the affirmative approval of the holders of at least two-thirds in interest of preference stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for any amendment of the certificate of incorporation altering materially and adversely any existing provision of the preference stock or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, prior to the preference stock; and

    - the affirmative approval of the holders of at least a majority in interest of preference stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for an increase in the authorized amount of preference stock, or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, on a parity with the preference stock;

    provided, however, that if any amendment to the certificate of incorporation shall affect adversely the rights or preferences of one or more, but not all, of the series of preference stock at the time outstanding, or shall unequally adversely affect the rights or preferences of different series of preference stock at the time outstanding, the affirmative approval of the holders of at least two-thirds in interest of the shares of each such series so adversely or unequally adversely affected present and voting at a meeting shall be required in lieu of or (if such affirmative approval is required by law) in addition to the affirmative approval of the holders of at least two-thirds in interest of the shares of Preference Stock as a class present and voting at such meeting.

    PREEMPTIVE RIGHTS. No holder of shares of any series of preference stock shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

    OTHER PROVISIONS. Subject to the requirements above, but notwithstanding any other provisions of the certificate of incorporation, the board of directors, in the resolution or resolutions providing for the issue of any series of preference stock, may determine, to the extent that the board of directors may be permitted to do so under the laws of the State of New Jersey as in effect at the time of the creation of such series:

    - the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more of our additional directors in case of dividend arrearages or other specified events, or upon other matters;

    - whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

    - whether or not the holders of shares of such series shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of our stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series, now or hereafter authorized; and

    - whether or not the issuance of additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications of any such other series.

VOTING REQUIREMENTS

    MAJORITY VOTING REQUIREMENTS. Subject to the provisions described below under "--Greater Voting Requirements" and except as otherwise expressly provided in the certificate of incorporation or as may be required by law, the majority voting requirements prescribed in subsections 14A:10-3(2) and 14A:12-4(4) and in paragraphs 14A:9-2(4)(c) and 14A:10-11(1)(c)
of the NJBCA shall apply to us. As a result, in the case of each of:

    - a plan of merger or consolidation,

    - a dissolution of us,

    - an amendment to the certificate of incorporation, and

    - a sale, lease, exchange or other disposition of all, or substantially all, of our assets,

    any such action shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of our shares entitled to vote therein, and, in addition, if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Such voting requirements shall generally be subject to such greater requirements as are provided in the NJBCA for specific amendments or as may be provided in the certificate of incorporation.

    GREATER VOTING REQUIREMENTS. The affirmative vote of the holders of four-fifths of our outstanding shares of all classes of stock entitled to vote, considered for the purposes of this paragraph as one class, shall be required to authorize:

    - our merger or consolidation or a subsidiary with or into any other corporation, person or other entity,

    - any sale, lease, exchange or other disposition of all or any material part of our assets or of any subsidiary to or with any other corporation, person or other entity, or

    - any issuance or transfer of our securities upon conversion of or in exchange for the securities or assets of any other corporation, person or entity,

if (as of the date of any action taken by the board of directors with respect to such transaction or as of any record date for the determination of stockholders entitled to notice and to vote with respect thereto or immediately prior to the consummation of such transaction) such other corporation, person or other entity referred to in the above clauses is the beneficial owner, directly or indirectly, of more than 10% of any class of our capital stock. For the purposes hereof, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of our capital stock, (x) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (y) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (x) above) by any other corporation, person or other entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock or of any material part of our assets or of it, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as in effect on January 1, 1970. Any determination made in good faith by the board of directors, on the basis of information at the time available to it, as to whether any corporation, person or other entity is the beneficial owner of more than 10% of any class of our capital stock, or is an "affiliate" or "associate," as above defined, shall be conclusive and binding for all purposes of this paragraph. The provisions described in this paragraph shall not apply to any agreement for the merger of any of our subsidiaries with us or with another of our subsidiaries where we or such other subsidiary shall be the surviving corporation and where the provisions described in this paragraph shall not be changed or otherwise affected by or by virtue of the merger.

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
DIRECTORS

    The board of directors shall be divided as equally as may be into three classes, each of which shall consist of such number as the by-laws may from time to time provide, but no class shall consist of less than two members. At each annual election, the successors of the directors of the class whose terms expire in that year are elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. In case of any increase in the number of directors of any class or classes, the additional directors may be elected by the board of directors, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders and until his successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Directors may be removed without cause only upon the affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of directors. Directors may be removed for cause upon the affirmative vote of two-thirds of the entire board. The affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of the directors shall be required for any amendment or deletion of this provision, unless such amendment or deletion shall have been approved by the unanimous vote of the directors then in office, in which case the majority voting requirements of the NJBCA described above shall apply thereto.

    The provisions of the certificate of incorporation relating to directors shall have no application to any directors who may be elected by the holders of preference stock or any series thereof, voting as a class or series, as the case may be, pursuant to a right to elect directors conferred upon such holders by reason of default in the payment of dividends, failure to discharge sinking fund obligations or otherwise. Any such directors shall be in addition to the directors to be elected pursuant to the paragraph immediately above and shall be elected in the manner, and serve for such term, as may be provided in the certificate of incorporation.

RIGHTS PLAN

    On November 4, 1998, our board of directors declared a dividend of one right to purchase one one-thousandth of a share of series A preference stock for $200 (the "purchase price") on each outstanding share of our common stock, payable on December 22, 1998 to stockholders of record as of December 22, 1998.

    The rights will be evidenced by the common stock certificates until the earlier to occur of:

    - 10 days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of common stock, or

    - 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock (the earlier of such dates being called the "distribution date").

    Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of common stock outstanding, even without such notation or a copy of the summary of rights, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

    The rights are not exercisable until the distribution date. The rights will expire on December 22, 2008 (the "final expiration date"), unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

    The purchase price payable, and the number of shares of preference stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preference stock, (b) upon the grant to holders of the preference stock of certain rights or warrants to subscribe for or purchase preference stock at a price, or securities convertible into preference stock with a conversion price, less than the then-current market price of the preference stock or (c) upon the distribution to holders of the preference stock for evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in preference stock) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidation or combinations of the common stock occurring, in any such case, prior to the distribution date.

    Shares of preference stock purchasable upon exercise of the rights will not be redeemable. Each share of preference stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preference stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1000 times the payment made per share of common stock. Each share of preference stock will have 1000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of preference stock will be entitled to receive 1000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the preference stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preference stock purchasable upon exercise of each right should approximate the value of one share of common stock.

    In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right at the then current exercise price of the right, that number of shares of common stock having a market value of two times the exercise price of the right.

    In the event that, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the person with whom we engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the right.

    At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock or the occurrence of an event described in the prior paragraph, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of preference stock (or of a share of a class or series of our preference stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

    At any time prior to the time an acquiring person becomes such, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right.

    The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower the 15% threshold for an acquiring person described above to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding shares of common stock then known to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that from and after such time as any person or group of affiliated or associated person becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

    Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approve by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of common stock.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any prospectus supplement of certain provisions of any deposit agreement and any related depositary shares and depositary receipts summarizes the material terms of that deposit agreement and of the depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preference stock, which will be filed with the SEC promptly after the offering of that series of preference stock.

GENERAL

    We may elect to have shares of preference stock represented by depositary shares. The shares of any series of the preference stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preference stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preference stock represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preference stock described in the applicable prospectus supplement.

    A holder of depositary shares will be entitled to receive the shares of preference stock (but only in whole shares of preference stock) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preference stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The preference stock depositary will distribute all cash dividends or other cash distributions in respect of the preference stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

    If there is a distribution other than in cash in respect of the preference stock, the preference stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preference stock depositary determines that it is not feasible to make such a distribution. In that case, the preference stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

    The amount distributed in any of the above cases will be reduced by any amount we or the preference stock depositary are required to withhold on account of taxes.

CONVERSION AND EXCHANGE

    If any preference stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

REDEMPTION OF DEPOSITARY SHARES

    Whenever we redeem a share of preference stock held by the preference stock depositary, the preference stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preference stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preference stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

    After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

VOTING

    Upon receipt of notice of any meeting at which the holders of any shares of preference stock underlying the depositary shares are entitled to vote, the preference stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preference stock) may then instruct the preference stock depositary as to the exercise of the voting rights pertaining to the number of shares of preference stock underlying that holder's depositary shares. The preference stock depositary will try to vote the number of shares of preference stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable

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action which the preference stock depositary deems necessary to enable the preference stock depositary to do so. The preference stock depositary will abstain from voting the preference stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preference stock.

RECORD DATE

    Whenever

    - any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preference stock, or

    - the preference stock depositary receives notice of any meeting at which holders of preference stock are entitled to vote or of which holders of preference stock are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any preference stock, the preference stock depositary will in each instance fix a record date (which will be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:

    - who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

    - who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    We and the preference stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preference stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preference stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of us.

CHARGES OF PREFERENCE STOCK DEPOSITARY

    We will pay all charges of the preference stock depositary including charges in connection with the initial deposit of the preference stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preference stock by the holders of depositary receipts or redemption or conversion of the preference stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preference stock.

MISCELLANEOUS

    Neither we nor the preference stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preference stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the

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
preference stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preference stock unless satisfactory indemnity is furnished. We and the preference stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

    The preference stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preference stock depositary and the successor depositary has not accepted its appointment within 60 days after the preference stock depositary delivered a resignation notice to us, the preference stock depositary may terminate the deposit agreement. See "Amendment and Termination of the Deposit Agreement" above.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    We may issue stock purchase contracts representing contracts obligating holders to purchase from us and us to sell to the holders a specified number of shares of common stock or preference stock at a future date or dates. The price per share of common stock or preference stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

    The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either

    - senior debt securities,

    - subordinated debt securities,

    - debt obligations of third parties, including U.S. Treasury securities, or

    - trust preferred securities of a trust,

    securing the holder's obligations to purchase the common stock or preference stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder's obligations under the original stock purchase contract.

    The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, which will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

                              PLAN OF DISTRIBUTION

    We may sell the securities offered in this prospectus in any of, or any combination of, the following ways:

    - directly to purchasers,

    - through agents,

    - through underwriters, and

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
    - through dealers.

    We or any of our agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

    If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

    If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

    Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

    The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

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
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                                  $600,000,000

                             Ingersoll-Rand Company

                              5.75% Notes due 2003

                                     [LOGO]

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                    P R O S P E C T U S S U P P L E M E N T
                                FEBRUARY 9, 2001

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                          Joint Book-Running Managers
                                   JP Morgan
                              Salomon Smith Barney
                                     -----

                                Barclays Capital
                                  BNP PARIBAS
                           Deutsche Banc Alex. Brown
                                      HSBC
                                 Scotia Capital

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